Exhibit 99.1

For Release:

7:00 a.m., Wednesday, January 21, 2004

Contact:

Richard Humphrey, 212-834-1201

rhumphrey@greenpoint.com

GreenPoint’s Fourth Quarter Net $0.95 Per Share

Annual Net $3.78 Per Share

New York, January 21 — GreenPoint Financial Corp. (NYSE: GPT) today reported net income from continuing operations of $0.95 per diluted share, or $113.5 million, for the fourth quarter of 2003, a decline of 2% from the fourth quarter of 2002 and 16% higher than the third quarter. This completes a record year in which GreenPoint earned $3.78 per diluted share from continuing operations, up 2% over $3.69 per diluted share in 2002.

Highlights:

(continuing operations)

EPS:

•	$0.95 for the fourth quarter, 16% ahead of the prior quarter.

•	$3.78 for the full year, 2% better than 2002.

ROE: 25.1% for the fourth quarter/ 25.3% for the full year.

ROA: 2.00% for the fourth quarter/ 2.12% for the full year.

Net Interest Margin: 3.19% for the fourth quarter versus 2.84% in the third quarter.

Retail Core Deposits: $8.0 billion, 25% greater than 2002.

Mortgage Production:

•	$8.7 billion for the fourth quarter, 7% less than the third quarter.

•	$38.9 billion for the full year, 17% more than 2002.

Net Charge-offs:

(mortgage loans held for investment)

•	$2.1 million for the fourth quarter, 9 basis points annualized of loans held for investment.

•	$4.1 million for the full year, 4 basis points of loans held for investment.

“GreenPoint’s strong results for the fourth quarter of 2003 demonstrate the value of our specialty mortgage focus as well as our retail banking business in a declining mortgage market,” said Thomas S. Johnson, Chairman and Chief Executive Officer.

“GreenPoint’s focus on high quality “Alt A” and other non-conforming loans limited our decline in origination volume to only 7% compared with an industry decline that appears to have been significantly greater. In addition, the balance provided by the retail banking business began to assert itself, resulting in a 35 basis point expansion in our net interest margin and a 10% growth in net interest income.”

“For the year, GreenPoint achieved record earnings per share, record mortgage originations and record levels of core deposits,” continued Mr. Johnson. “Our retail banking initiatives led to 25% growth in core deposits and 23% growth in fee income for 2003. Our branch expansion program is meeting with tremendous success, and small-business banking is exceeding our expectations. Both these initiatives will continue to contribute strongly to our future growth.

“Supported by historically low interest rates during the first half of the year, we achieved record mortgage production of $39 billion of exclusively “A” quality loans in 2003. Equally important, our production has, so far, proven to be less cyclical than the industry as the refinance boom ended with the rise in rates during the third quarter. In addition,” Mr. Johnson concluded, “the credit quality of our mortgage portfolio remained very strong.”

Fourth Quarter Results of Continuing Operations

Net income per diluted share for the fourth quarter of 2003 was $0.95, or $113.5 million, a decline of 2% versus the fourth quarter of 2002 and an increase of 16% over the third quarter.

Retail Deposits

Core deposits grew $338 million, or 4%, over the third quarter, a more sustainable rate of growth than the very rapid rate during much of 2002 and 2003. The growth was based on the continued success of the free checking, branch expansion and business banking programs.

Five new branches were opened in the fourth quarter, bringing the network total to 90 branches, a 22% increase since the beginning of the new branch program in September, 2002.

Core deposits in the new branches were $588 million at December 31, up from $462 million at the end of the third quarter. Business banking deposits were $272 million at the end of the year compared to $237 million at the end of the third quarter.

Loan Originations/Sales

Mortgage originations were $8.7 billion, down 12 % from the same period a year ago, and down 7% from the third quarter as the refinance boom came to an end. Specialty loans were down 9% from the third quarter and Agency/Jumbo loans were off 10%. HELOC and second mortgage production, which tends to increase in a rising rate environment, was up 30%. Applications were down as well, 4% lower in the fourth quarter compared to the third quarter.

Gain-on-sale income from secondary market sales and securitizations was $110 million, up $4 million from $106 million in the third quarter. The increase was due to a higher volume of loans sold.

A total of $8.3 billion of loans was sold in the fourth quarter in the secondary market as whole loans with no credit recourse to GreenPoint. Loan sales in the third quarter were $7.5 billion. Approximately $1.4 billion of loans were transferred to the Bank’s held-for-investment portfolio. The average FICO score of all loans originated during the quarter was 714.

The average sale margin for all loans sold during the quarter was 132 basis points compared to 142 basis points in the third quarter. The sale margin on specialty loans increased to 267 basis points from 227 basis points in the third quarter.

The period end pipeline was $7.0 billion, down from $9.1 billion at the end of the third quarter. Loans held-for-sale at the end of the quarter were $4.8 billion, $1.2 billion lower than the end of the third quarter, in line with lower originations and higher loan sales.

Asset Quality

The quality of the held-for-investment portfolio remained very good. The average FICO score of the loans in the portfolio was 714, solidly in the “A” quality category. The average loan-to value ratio in the portfolio was 63% of the original appraised value of the property. Non-performing mortgage loans held-for-investment as a percent of total mortgage loans held-for-investment was 1.60% at the end of the fourth quarter compared to 1.72% at the end of the third quarter and 1.61% at the end of 2002.

Non-performing loans held-for-sale, which are delinquent loans in the mortgage warehouse that primarily have been acquired as repurchases under representation and warranty commitments, were $103 million, compared to $96 million at the end of the third quarter and $66 million at the end of 2002. The increases are consistent with the increasing volume of loans sold. GreenPoint maintains a valuation reserve through which the value of these loans is adjusted to the estimated fair value.

Net Interest Income/Non-Interest Income

Net interest income on a tax equivalent basis in the fourth quarter was $170 million, up 11% from the third quarter. The increase primarily reflected an increase in the net interest margin from 2.84% in the third quarter to 3.19% in the fourth quarter. The increase in the margin reflects the response to GreenPoint’s asset sensitive balance sheet and recent interest rate increases. The major contributor to the margin expansion was an increase in the yield on interest earning assets, resulting from a decline in premium amortization on mortgage loans held-for-investment and the securities portfolio as prepayment activity declined significantly during the quarter.

Non-interest income in the fourth quarter was $133 million compared to $141 million in the third quarter and $134 million in the year ago quarter. The decline from the third quarter was due primarily to a reduction in loan servicing income of $11 million as the Company recognized a servicing asset impairment of $5 million compared to recovery of $7 million in the third quarter. This was partially offset by a $4 million increase in net gain on sales of mortgage loans.

Non-Interest Expense

Non-interest expense for the fourth quarter was $118 million, down from $130 million in the third quarter and $123 million in the fourth quarter a year ago. Approximately one half of the decline versus the third quarter represents the impact of staff reductions in the mortgage company initiated at the end of the third quarter and the decline in mortgage originations. The balance represents the impact of non-recurring year-end adjustments to estimated sales incentives and benefit expense.

Capital Management

During the fourth quarter, the Company repurchased 2.7 million shares of its common stock at an average price of $32.17. There are approximately 4.1 million shares remaining in the current repurchase authorization.

Annual Results of Continuing Operations

Net income per diluted share for 2003 was a record $3.78, or $471 million, an increase of 2% over the $3.69, or $498 million for 2002. Return on average equity was 25.3%.

Retail Deposits

Core deposits grew 25% to $8.0 billion at year-end 2003 from $6.4 billion at the end of 2002. The growth resulted from the continued success of GreenPoint’s free checking, new branching and small-business banking programs. During 2003, GreenPoint opened 146,000 new checking accounts compared to 133,000 in 2002. At year end, checking accounts totaled 351,000, up from 275,000 at December 31, 2002.

Loan Originations/Sales

Mortgage production for 2003 was $38.9 billion, an increase of 17% over the $33.1 billion originated in 2002. Specialty loan originations were $11.7 billion in 2003 compared to $10.6 billion in 2002. Agency/Jumbo loan production increased to $24.7 billion in 2003 from $20.1 billion in 2002.

Gain on sale income for 2003 was $486 million on sales and securitizations of $33.7 billion compared to $375 million on sales of $27 billion in 2002. First mortgage loans are sold in the secondary market as whole loans with no credit recourse to GreenPoint. Approximately 85% of total loans originated were sold in the secondary market. The average sale margin increased from 1.37% in 2002 to 1.44% in 2003. Approximately $5.5 billion of loans were transferred to the Bank’s held-for-investment portfolio.

The period end pipeline was $7.0 billion compared to $7.9 billion a year ago. The average FICO score of all loans originated during 2003 was 716.

Asset Quality

Mortgage loan charge-offs for 2003, which equaled the provision for loan loss, were $4.1 million, compared to $2.1 million in 2002, and represented just 4 basis points of the portfolio of loans held for investment.

Net Interest Income/Non-Interest Income

Net interest income on a tax equivalent basis was $670 million compared to $761 million for 2002. The decrease was primarily the result of a 70 basis point decline in the net interest margin, partially offset by a $1.5 billion increase in average earning assets.

Non-interest income in 2003 was $586 million compared to $462 million in 2002. The increase was primarily due to a $111 million increase in net gain on sales of mortgage loans and a $13 million increase in banking fees and commissions.

Non-Interest Expense

Total non-interest expense was $493 million, up over $426 million in 2002. The increase versus the year ago period was primarily the result of a $43 million increase in salaries and benefits, principally related to incentive compensation reflecting increased mortgage volume. Premises and equipment spending rose $14 million, the result of significant investment in technology at the mortgage company and branch expansion in retail banking. Other administrative expenses rose $9 million.

Capital Management

During 2003, the Company repurchased 14.9 million shares of its common stock at an average price of $31.71.

Discontinued Business

In the fourth quarter, the net loss from the discontinued manufactured housing business was $0.2 million, reflecting performance that was consistent with projections made at the time the business was discontinued. Net income from the discontinued manufactured housing business in 2003 was $0.4 million, or $0.01 per diluted share. Reported income reflects differences in operating results relative to the operating plan which was established at the time the decision was made to exit manufactured housing lending and which is updated each quarter.

Basis of Presentation In conjunction with the previously announced decision to exit the manufactured housing business, current and comparative prior period income statements present the results of continuing operations and the discontinued business separately. The balance sheet is a consolidation of continuing operations and the discontinued business. All supporting tables are presented for continuing operations only with the exception of the per share data and capital ratios included in Table 7 which are presented for the combined operations.

Live Broadcast of Investor Conference Call

GreenPoint will host an investor conference call and will broadcast the call live via the internet. The call will take place at 10:00 a.m. (EST) on Wednesday, January 21st and will be hosted by Thomas S. Johnson, GreenPoint’s Chairman and Chief Executive Officer, and Jeffrey R. Leeds, Executive Vice President and Chief Financial Officer.

For instructions on how to listen to the broadcast, please log on to GreenPoint’s web site at www.greenpoint.com and click on the banner at the bottom of the home page. Requirements for access to the internet broadcast are a modem of at least 14.4Kbps and RealPlayer Audio. RealPlayer Audio can be downloaded at no charge from www.real.com/products/player/index.html. Please allow adequate time to be connected to the broadcast.

The broadcast will be archived on GreenPoint’s web site two hours following the completion of the call and can be accessed at any time during the following two weeks at the Investor Relations section of the site.

GreenPoint Financial Corp.

GreenPoint Financial Corp. (NYSE: GPT), www.greenpoint.com, is a $23 billion asset bank holding company and is among the most profitable of the 50 largest banking companies in the country. GreenPoint’s businesses, a national mortgage business and a New York retail bank, are complementary to each other and therefore reduce the cyclical nature of earnings growth inherent in the financial services industry.

GreenPoint Mortgage, with annual originations of more than $30 billion, originates a wide variety of exclusively “A” quality loans. This includes agency qualifying loans and Jumbo A loans, and GreenPoint’s specialty Alternative A mortgages.

GreenPoint Bank, a New York State chartered savings bank, is the second largest thrift depository in the Greater New York area with $12 billion in deposits in 90 branches serving more than 400,000 households.

This earnings release contains certain forward-looking statements, which are based on management’s current expectations. These forward-looking statements include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to earnings growth; revenue growth; origination volume in the

Company’s mortgage business; interest and non-interest income levels; fees from product sales; credit performance on loans made by the Company; tangible capital generation; margins on sales or securitizations of loans; market share; expense levels; results from new business initiatives in the retail banking business; and other business operations and strategies. For these statements, GreenPoint claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 to the extent provided by applicable law. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: risks and uncertainties related to acquisitions, divestitures and terminating business segments, including related integration and restructuring activities; prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition, which can materially affect origination levels, interest and non-interest income levels, gain on sale results in the Company’s mortgage business and other aspects of our financial performance; the level of defaults, losses and prepayments on loans made by the Company, whether held in portfolio, sold in the whole loan secondary markets or securitized, which can materially affect charge-off levels, required loan loss reserve levels and the Company’s periodic valuation of its retained interests from securitizations; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets, which can adversely affect the ability of the Company to sell or securitize loan originations on a timely basis or at prices which are acceptable to the Company, as well as other aspects of our financial performance; actions by rating agencies and the effects of these actions on the Company’s businesses, operations and funding requirements; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues, whether of general applicability or specific to the Company and its subsidiaries; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services; and the risk factors or other uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors section included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 28, 2003. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

###

GreenPoint Financial Corp. and Subsidiaries

Table 1 – Consolidated Statements of Financial Condition

(Unaudited)

(In millions)	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
Assets
Cash and due from banks	$268	$227	$277
Money market investments	67	16	92

Total cash and cash equivalents	335	243	369

Securities:
Securities available for sale	6,254	5,396	4,093
Retained interests in securitizations	49	58	108
Federal Home Loan Bank of New York stock	170	195	300
Securities held to maturity	6	5	3

Total securities	6,479	5,654	4,504

Loans receivable held for sale	4,764	6,010	5,595
Loans held for investment, net	9,885	9,431	9,901
Other interest-earning assets	142	142	141
Servicing assets	183	159	117
Goodwill	395	395	395
Other assets	802	832	792

Total assets	$22,985	$22,866	$21,814

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Core deposits	$8,031	$7,693	$6,444
Wholesale money market deposits	205	328	43
Term certificates of deposit	4,310	4,490	5,309

Total deposits	12,546	12,511	11,796

Borrowings:
Securities sold under agreements to repurchase	3,327	2,799	2,000
Other short term borrowings	1,062	870	285
Federal Home Loan Bank advances	2,800	3,300	4,600
Senior notes	353	350	—
Subordinated bank notes	150	150	150
Other long term debt	200	200	200

Total borrowings	7,892	7,669	7,235

Mortgagors’ escrow	55	74	68
Liability under recourse exposure	226	256	301
Other liabilities	427	513	490

Total liabilities	21,146	21,023	19,890

Stockholders’ equity:
Common stock	2	2	1
Additional paid-in capital (A)	857	851	818
Retained earnings	1,926	1,840	1,563
Accumulated other comprehensive income, net	(30)	(18)	24
Treasury stock, at cost	(916)	(832)	(482)

Total stockholders’ equity	1,839	1,843	1,924

Total liabilities and stockholders’ equity	$22,985	$22,866	$21,814

Note (A): Net of ESOP and stock plans unallocated/unearned shares.

GreenPoint Financial Corp. and Subsidiaries

Table 2 – Consolidated Statements of Operations

(Unaudited)

	Quarter Ended			Year Ended Dec. 31,
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
(In millions, except per share amounts)				2003	2002
Interest income	$285.3	$272.9	$330.5	$1,148.3	$1,306.0
Interest expense	117.4	120.7	138.7	485.5	552.8

Net interest income	167.9	152.2	191.8	662.8	753.2
Provision for loan losses	(2.1)	(1.1)	(0.9)	(4.1)	(2.1)

Net interest income after provision for loan losses	165.8	151.1	190.9	658.7	751.1

Non-interest income:
Fees, commissions and other income:
Loan servicing income	0.9	11.7	5.8	18.0	16.5
Banking services fees and commissions	18.4	18.6	13.5	68.7	55.9
Other	3.3	4.2	2.7	14.0	13.9

Total fees, commissions and other income	22.6	34.5	22.0	100.7	86.3
Net gain on sales of mortgage loans	110.3	105.9	110.1	486.2	375.3
Change in valuation of retained interests	(1.5)	(1.1)	(1.5)	(4.0)	(8.7)
Net gain on sales of securities	1.5	1.4	3.2	3.5	8.8

Total non-interest income	132.9	140.7	133.8	586.4	461.7

Non-interest expense:
Salaries and benefits	53.9	66.8	59.9	248.8	205.8
Employee Stock Ownership and stock plans expense	6.9	6.9	6.9	26.6	26.2
Net expense of premises and equipment	22.0	22.3	18.5	86.1	72.1
Advertising	4.5	4.3	4.4	17.7	17.0
Federal deposit insurance premiums	0.4	0.5	0.5	1.9	1.9
Other administrative expenses	29.6	29.6	32.8	113.6	105.0

Total general and administrative expenses	117.3	130.4	123.0	494.7	428.0
Other real estate owned operating (income) expense, net	0.5	(0.7)	(0.5)	(1.7)	(1.6)

Total non-interest expense	117.8	129.7	122.5	493.0	426.4

Income from continuing operations before income taxes	180.9	162.1	202.2	752.1	786.4
Income taxes related to earnings from continuing operations	67.4	61.0	73.6	280.8	288.2

Net income from continuing operations	113.5	101.1	128.6	471.3	498.2

Discontinued operations:
Net (loss) income from disposal of discontinued business	(0.2)	0.2	3.3	0.4	4.8

Net (loss) income from discontinued operations	(0.2)	0.2	3.3	0.4	4.8

Net income	$113.3	$101.3	$131.9	$471.7	$503.0

Diluted earnings per share:
Net income from continuing operations	$0.95	$0.82	$0.97	$3.78	$3.69
Net income from discontinued operations	—	—	0.03	0.01	0.03

Net income	$0.95	$0.82	$1.00	$3.79	$3.72

Dividends declared per share	$0.24	$0.24	$0.17	$0.90	$0.67

GreenPoint Financial Corp. and Subsidiaries

Table 3 – Supplemental Performance Measurements – Cash Earnings

– Continuing Operations

(Unaudited)

Cash earnings is a non-GAAP measurement that is defined as net income from continuing operations less a non-cash charge related to the Employee Stock Ownership Plan. This non-cash expense, unlike GreenPoint’s other expenses, does not reduce GreenPoint’s tangible capital, thereby enabling the Company to increase shareholder value through the growth of earning assets, increases in cash dividends and additional repurchases of the Company’s stock.

	Quarter Ended			Year Ended Dec. 31,
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
(In millions, except per share amounts)				2003	2002
Net income from continuing operations	$113.5	$101.1	$128.6	$471.3	$498.2
Add back:
Employee stock plans expense	6.9	6.9	6.9	26.6	26.2

Cash earnings from continuing operations	$120.4	$108.0	$135.5	$497.9	$524.4

Diluted earnings per share from continuing operations	$0.95	$0.82	$0.97	$3.78	$3.69
Effect of employee stock plans expense	0.05	0.06	0.05	0.22	0.19

Cash earnings per share	$1.00	$0.88	$1.02	$4.00	$3.88

GreenPoint Financial Corp. and Subsidiaries

Table 4 – Average Consolidated Balance Sheets, Interest and Rates – Continuing Operations

(Unaudited)

	Quarter Ended
	December 31, 2003				September 30, 2003
	Average Balance		Interest	Average Yield/Cost	Average Balance		Interest	Average Yield/Cost
	(Taxable-equivalent interest and rates, dollars in millions)
Assets:
Interest-earning assets:
Mortgage loans held for investment	$9,571		$150.7	6.30%	$9,777		$147.2	6.02%
Other loans	25		0.5	7.12	24		0.4	7.14
Loans held for sale	5,349		67.6	5.05	5,901		76.7	5.20
Securities	6,325		64.2	4.06	5,875		45.9	3.12
Other interest-earning assets	264		4.6	6.92	267		4.2	6.41

Total interest-earning assets	21,534		$287.6	5.34	21,844		$274.4	5.02
Non-interest earning assets	1,138				1,144

Total assets	$22,672				$22,988

Liabilities and Stockholders’ Equity:

Interest-bearing liabilities:
Deposits:
Savings	$1,510		$2.2	0.58	$1,512		$2.3	0.60
Demand deposits and N.O.W.	2,837		9.1	1.28	2,628		8.5	1.29
Money market and variable rate savings	3,505		10.5	1.18	3,487		10.5	1.19

Total core deposits	7,852		21.8	1.10	7,627		21.3	1.12
Wholesale money market deposits	287		1.1	1.49	280		1.0	1.39
Term certificates of deposit	4,392		30.6	2.76	4,581		33.3	2.87

Total deposits	12,531		53.5	1.70	12,488		55.6	1.76
Mortgagors’ escrow	62		0.4	2.15	65		0.3	1.88
Borrowed funds	7,307		53.5	2.87	7,572		53.8	2.78
Senior notes	350		1.9	2.24	350		3.0	3.41
Subordinated bank notes	150		3.5	9.36	150		3.5	9.36
Other long term debt	200		4.6	9.16	200		4.5	9.16

Total interest-bearing liabilities	20,600		117.4	2.25	20,825		120.7	2.29
Other liabilities	261				312

Total liabilities	20,861				21,137
Stockholders’ equity	1,811				1,851

Total liabilities and stockholders’ equity	$22,672				$22,988

Net interest income / interest rate spread			$170.2	3.09%			$153.7	2.73%

Net interest-earning assets / net interest margin	$934			3.19%	$1,019			2.84%

Ratio of interest-earning assets to interest-bearing liabilities	1.05	x			1.05	x

GreenPoint Financial Corp. and Subsidiaries

Table 4 – Average Consolidated Balance Sheets, Interest and Rates – Continuing Operations

(Continued)

(Unaudited)

	Year Ended
	December 31, 2003				December 31, 2002
	Average Balance		Interest	Average Yield/ Cost	Average Balance		Interest	Average Yield/ Cost
	(Taxable-equivalent interest and rates, dollars in millions)
Assets:
Interest-earning assets:
Mortgage loans held for investment	$9,726		$620.9	6.38%	$10,023		$736.0	7.34%
Other loans	23		1.7	7.38	20		1.7	8.39
Loans held for sale	5,360		290.8	5.42	4,840		309.7	6.40
Securities	5,734		224.4	3.91	4,483		241.7	5.39
Other interest-earning assets	286		17.8	6.23	301		24.9	8.32

Total interest-earning assets	21,129		$1,155.6	5.47	19,667		$1,314.0	6.68
Non-interest earning assets	1,143				1,114

Total assets	$22,272				$20,781

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
Savings	$1,462		$10.0	0.68	$1,293		$17.3	1.34
Demand deposits and N.O.W.	2,488		34.6	1.39	1,252		17.3	1.38
Money market and variable rate savings	3,448		45.6	1.32	3,133		58.6	1.87

Total core deposits	7,398		90.2	1.22	5,678		93.2	1.64
Wholesale money market deposits	163		2.4	1.45	42		0.9	2.03
Term certificates of deposit	4,741		139.6	2.94	5,428		194.2	3.58

Total deposits	12,302		232.2	1.89	11,148		288.3	2.59
Mortgagors’ escrow	64		1.3	1.97	82		1.5	1.80
Borrowed funds	7,220		214.0	2.93	7,072		225.8	3.16
Senior notes	200		5.7	2.82	—		—	—
Senior bank notes	—		—	—	72		4.9	6.78
Subordinated bank notes	150		14.0	9.36	150		14.0	9.36
Other long term debt	200		18.3	9.16	200		18.3	9.16

Total interest-bearing liabilities	20,136		485.5	2.40	18,724		552.8	2.94
Other liabilities	270				235

Total liabilities	20,406				18,959
Stockholders’ equity	1,866				1,822

Total liabilities and stockholders’ equity	$22,272				$20,781

Net interest income / interest rate spread			$670.1	3.07%			$761.2	3.74%

Net interest-earning assets / net interest margin	$993			3.18%	$943			3.88%

Ratio of interest-earning assets to interest-bearing liabilities	1.05	x			1.05	x

GreenPoint Financial Corp. and Subsidiaries

Table 5 – Mortgage Loan Origination and Disposition – Continuing Operations

(Unaudited)

	Quarter Ended			Year Ended Dec. 31,
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
(In millions)				2003	2002
Comparative Mortgage Loan Volumes

Total applications received	$14,756	$15,409	$17,643	$71,743	$65,195

Total loans originated:
Specialty products (1)	$2,842	$3,132	$3,278	$11,655	$10,613
Home equity / Seconds	799	616	436	2,557	2,394
Agency / Jumbo	5,106	5,701	6,181	24,655	20,093

Total loans originated (2)	$8,747	$9,449	$9,895	$38,867	$33,100

Pipeline	$7,043	$9,107	$7,881	$7,043	$7,881

Loans held for sale	$4,764	$6,010	$5,595	$4,764	$5,595

(1)	Specialty products include: Alt A, No Doc and A minus programs.
(2)	Total loans originated include correspondent purchases for the held for investment portfolio which totaled $843 million, $286 million and $264 million for the quarters ended December 31, 2003, September 30, 2003 and December 31, 2002, respectively. Correspondent purchases for the years ended December 31, 2003 and 2002 were $2.6 billion and $264 million, respectively.

	Quarter Ended			Year Ended Dec. 31,
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
(In millions)				2003	2002
Mortgage Loans Sold and Average Margins (3)

Whole loan sales:
Loans sold	$8,323	$7,445	$9,040	$33,256	$26,730
Gain on sale	$109.9	$105.3	$108.6	$479.7	$366.8
Average margin	1.32%	1.42%	1.20%	1.44%	1.37%
Average margin by product type:
Specialty products	2.67%	2.27%	2.40%	2.73%	2.77%
Home Equity / Seconds	1.91%	1.50%	0.91%	1.72%	1.11%
Agency / Jumbo	0.65%	0.95%	0.70%	0.83%	0.65%
Securitizations (4):
Loans securitized	$23	$32	$38	$408	$313
Gain on sale	$0.4	$0.6	$1.5	$6.5	$8.5
Average margin	1.28%	1.87%	3.78%	1.58%	2.68%

(3)	Gain on sale and the gain on sale margins include the net impact of the valuation of mortgage loans held for sale and interest rate lock commitments, the impact of the valuation of derivatives utilized to manage the exposure to interest rate risk associated with mortgage loan commitments and mortgage loans held for sale, and the impact of adjustments related to reserves established for representation and warranties made in conjunction with the loan sale.
(4)	Includes draws from prior period Securitizations.

GreenPoint Financial Corp. and Subsidiaries

Table 6 – Credit Quality and Performance – Continuing Operations

(Unaudited)

(In millions)	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
Non-performing Assets:
Non-accruing loans:
Loans held for investment	$158	$162	$160
Loans held for sale	103	96	66

Total non-accruing loans	261	258	226
Other real estate owned	24	21	17

Total non-performing assets	$285	$279	$243

Non-accruing loans held for investment to mortgage loans held for investment	1.60%	1.72%	1.61%

Non-accruing loans held for sale to mortgage loans held for sale	2.15%	1.60%	1.18%

Non-performing assets to total assets	1.24%	1.22%	1.12%

	Quarter Ended			Year Ended Dec. 31,
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
(In millions)				2003	2002
Loan Provision and Charge-offs:
Provision for loan losses	$2.1	$1.1	$0.9	$4.1	$2.1

Residential mortgage charge-offs	$(2.1)	$(1.1)	$(0.9)	$(4.1)	$(2.1)

Allowance for loan losses	$75	$75	$75	$75	$75

Allowance for loan losses as a percentage of mortgage loans held for investment	0.75%	0.79%	0.75%	0.75%	0.75%

GreenPoint Financial Corp. and Subsidiaries

Table 7 – Selected Financial Ratios and Other Data

(Unaudited)

	Quarter Ended						Year Ended Dec. 31,
	Dec. 31, 2003		Sept. 30, 2003		Dec. 31, 2002
(In millions)							2003		2002
Performance Ratios from Continuing Operations (Annualized):
Cash earnings return on average assets (1)	2.12%		1.88%		2.40%		2.24%		2.52%
Cash earnings return on average equity (1)	26.57%		23.36%		28.50%		26.68%		28.77%
Return on average assets	2.00%		1.76%		2.28%		2.12%		2.40%
Return on average equity	25.07%		21.86%		27.05%		25.26%		27.34%
Net interest margin	3.19%		2.84%		3.64%		3.18%		3.88%
Net interest spread	3.09%		2.73%		3.52%		3.07%		3.74%
General and administrative expense to average assets	2.08%		2.26%		2.17%		2.22%		2.05%
Net interest income to general and administrative expenses	1.43	x	1.17	x	1.57	x	1.34	x	1.77	x
Efficiency ratio (2)	39.2%		44.3%		37.6%		39.6%		35.1%
Average interest-earning assets to average interest-bearing liabilities	1.05	x	1.05	x	1.05	x	1.05	x	1.05	x

(1)	Excludes ESOP expense.
(2)	Total general and administrative expenses as a percentage of net interest income and non-interest income.

(In thousands, except per share amounts)	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
Share Data:
Book value per common share	$15.46	$15.19	$14.71
Tangible book value per common share	$12.14	$11.93	$11.69

Period end diluted shares used to calculate per share data	118,885	121,351	130,765
Average shares used to calculate diluted earnings per share	119,897	123,253	132,237
Total shares outstanding (shares issued less treasury stock purchased)	131,897	134,404	144,462

	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002
Regulatory Capital Ratios (3):
Company (4):
Leverage capital	7.28%	7.18%	7.51%
Risk-based capital:
Tier 1	11.26%	10.96%	11.43%
Total	12.81%	12.47%	12.96%
Bank:
Leverage capital	8.24%	7.63%	7.42%
Risk-based capital:
Tier 1	12.79%	11.66%	11.30%
Total	14.35%	13.18%	12.83%
Other:
Tangible equity to tangible managed assets	5.75%	5.71%	5.98%
Tangible equity to managed receivables (5)	8.25%	7.78%	7.69%

(3)	Current period capital ratios are preliminary.
(4)	Includes Trust Preferred of $200 million classified as long term debt.
(5)	Managed receivables is calculated by adding on-balance sheet loans to off-balance sheet managed receivables.